Exhibit 10.10
CONCENTRIX CORPORATION
2020 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares (the “Shares”) of Common Stock of Concentrix Corporation (the “Company”) under the Company’s 2020 Stock Incentive Plan (the “Plan”) on the following terms:
Date of Grant:                [Date of Grant]
Name of Recipient:            [Name of Recipient]
Total Number of Shares
Granted:                [Total Shares]

Fair Market Value per Share:        $[Value Per Share]

Total Fair Market Value
Of Award:                $[Total Value]

Vesting Commencement Date:     [Date vesting begins]

Vesting Schedule:    [Vesting schedule]

    By signing this document, you and the Company agree that these shares are granted under and governed by the terms and conditions of the Plan and the Restricted Stock Agreement (the “Agreement”), which is attached to and made a part of this document.

    By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

[NAME OF RECIPIENT]	CONCENTRIX CORPORATION
__________________________________	By: ____________________________
Title: ____________________________

CONCENTRIX CORPORATION
2020 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

SECTION 1.    PAYMENT FOR SHARES.

    No cash payment is required for the Shares that you are receiving. You are receiving the Shares as consideration for Services rendered by you.

SECTION 2. GOVERNING PLAN.

    The Shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Concentrix Corporation 2020 Stock Incentive Plan (the “Plan”), which is incorporated herein by reference. Terms not otherwise defined in this Agreement have meanings ascribed to them in the Plan.

SECTION 3.    VESTING.

    The Shares that you are receiving will vest as shown in the Notice of Restricted Stock Award.

    No additional shares vest after your Service as an Outside Director has terminated for any reason.

SECTION 4.    SHARES RESTRICTED.

    Unvested Shares will be considered “Restricted Shares.” You may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

SECTION 5.    FORFEITURE.

    If your Service terminates for any reason, then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan, and its determinations are conclusive and binding on all persons.

SECTION 6.    STOCK CERTIFICATES.

    The certificates for Restricted Shares have stamped on them a special legend referring to the forfeiture restrictions. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested shares.

SECTION 7. SHAREHOLDER RIGHTS.

    During the period of time between the date of grant and the date the Shares become vested, you shall have all the rights of a shareholder with respect to the Shares except for the right to transfer the Shares, as set forth in Section 4. Accordingly, you shall have the right to vote the Shares and to receive any cash dividends paid with respect to the Shares.

SECTION 8. WITHHOLDING TAXES.

    Regardless of any action taken by the Company with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this Award, including the award or vesting of such Shares, the subsequent sale of Shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items.

    No Shares will be released to you unless you have paid or made arrangements acceptable to the Company to satisfy all withholding and payment on account obligations of the Company. In this regard, you authorize the Company to withhold all applicable Tax-Related Items legally payable by you from your cash compensation paid to you by the Company. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be delivered to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the maximum legally required withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, or (c) any other arrangement approved by the Company. The fair market value of the Shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as credit against the withholding taxes. Finally, you will pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

SECTION 9. RESTRICTIONS ON RESALE.

    You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

SECTION 10. NO RETENTION RIGHTS.

    Neither your Award nor this Agreement gives you the right to continue to serve as an Outside Director or otherwise be employed or retained by the Company or a subsidiary of the Company in any capacity.

SECTION 11. ADJUSTMENTS.

    In the event of a stock split, a stock dividend or a similar change in Company stock, or an extraordinary dividend, or a merger or a reorganization of the Company, the forfeiture provision of Section 5 will apply to all new, substitute or additional securities or other properties to which you are entitled by reason of your ownership of the shares.

SECTION 12. NOTICE.
    Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.
SECTION 13. APPLICABLE LAW AND CHOICE OF VENUE.

    This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

    For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of Alameda County, California or the federal courts of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

SECTION 14. THE PLAN AND OTHER AGREEMENTS.

    The text of this Plan is incorporated in this Agreement by reference. All capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the

Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement signed by you and the Company.

SECTION 15. SUCCESSORS AND ASSIGNS.

    Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

SECTION 16. MISCELLANEOUS.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.
You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company holds certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, nationality, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this subsection by contacting the Legal Department of the Company in writing.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.